Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2014 FIRST QUARTER RESULTS

IRVINE, CA, November 13, 2013 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2014 first quarter ended September 30, 2013.

Sales for the quarter ended September 30, 2013 decreased 26% to $2.6 million from $3.5 million for the corresponding quarter in 2012. This decrease was due primarily to a deferral in the timing of product orders from the Company’s current largest powered surgical instrument customer, partially offset by increases in surgical instrument sales to other customers, and to a decrease in motion control product sales.

Gross profit for the quarter ended September 30, 2013 decreased to $945,000, compared to gross profit of $1.2 million for the year-ago period, primarily as a result of the sales volume decrease between periods, partially offset by a decrease in product warranty costs. Gross profit as a percentage of sales was 37% for the quarter ended September 30, 2013, as compared to 36% for the corresponding quarter in 2012, resulting primarily from improvements in production efficiency.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2013 decreased 28% to $924,000 from $1.3 million in the prior year’s corresponding quarter, reflecting the effects of the Company’s cost reduction program.

Income from continuing operations for the quarter ended September 30, 2013 was $18,000, compared to a loss from continuing operations of $59,000 in the corresponding quarter in 2012. Net income for the quarter ended September 30, 2013 was $212,000, or $0.06 per diluted share, compared to a net loss of $17,000, or $0.01 per diluted share, for the corresponding quarter in 2012. The 2013 quarter reflects a $167,000 gain from the previously announced sale in July 2013 of the Company’s facility in Carson City, Nevada, that had housed the Company’s former Astromec fractional horsepower motor business, which the Company accounts for as a discontinued operation.

CEO Comments

Harold A. (“Hal”) Hurwitz, the Company’s President and Chief Executive Officer, commented, “It is good to report profitable operating results again. Certainly, one quarter does not create, nor imply, a trend. Even so, the operating results for the quarter ended September 30, 2013 reflect the long, painful, and now rewarding process of right-sizing our cost footprint to our current revenue base.”

“Without question, achieving the goal of a rebuilt revenue base is still ahead of us, and we maintain our focus on that goal. During the quarter ended September 30, 2013, we continued to make significant progress on engineering projects, with a goal to deliver to our customers in late fiscal 2014 or early fiscal 2015 a next-generation platform for powered surgical instruments in which we will retain significant intellectual property rights. In addition, we have several active proposals in the hands of existing and prospective customers for similar such projects.”

“Also during the quarter, we continued engineering work in collaboration with an existing customer on a contract manufacturing project related to a new surgical system, the development phase of which is also expected to culminate in the late fiscal 2014 or early fiscal 2015 time frame.”

“Fiscal 2014 marks the first year in which the full effect of our cost reduction efforts of the past year will be reflected in our results. This said, our efforts in cost reduction and control are not yet complete. Nonetheless, year-over-year stability of gross margins despite lower sales volumes, together with year-over-year decreases of 66% in selling expenses, 25% in general and administrative expenses, and 8% in research and development expenses, we believe clearly demonstrate how far we have come.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company's fiscal 2014 first quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company's website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on November 28, 2013 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 13572779.  An online archive of the broadcast will be available on the Company's website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash	$1,829,000	$1,680,000
Accounts receivable, net of allowance for doubtful accounts of $27,000 at September 30, 2013 and $24,000 at June 30, 2013	1,361,000	1,339,000
Unbilled receivables	398,000	244,000
Other current receivables	15,000	32,000
Inventories	3,973,000	3,834,000
Prepaid expenses	139,000	157,000
Income taxes receivable	1,000	2,000
Deferred income taxes	60,000	59,000
Total current assets	7,776,000	7, 347,000
Investments	654,000	370,000
Equipment and leasehold improvements, net	1,926,000	2,065,000
Real estate held for sale	—	733,000
Intangibles	17,000	—
Other assets	80,000	80,000
Total assets	$10,453,000	$10,595,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$482,000	$844,000
Accrued expenses	1,147,000	1,276,000
Deferred revenue	212,000	141,000
Income taxes payable	47,000	48,000
Capital lease obligations	6,000	5,000
Total current liabilities	1,894,000	2,314,000
Non-current liabilities:
Deferred income taxes	60,000	59,000
Deferred rent	261,000	270,000
Capital lease obligations	14,000	15,000
Total non-current liabilities	335,000	344,000
Total liabilities	2,229,000	2,658,000
Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,343,988 shares issued and outstanding at September 30, 2013 and June 30, 2013	17,031,000	17,012,000
Accumulated other comprehensive income	61,000	5,000
Accumulated deficit	(8,868,000)	(9,080,000)
Total shareholders’ equity	8,224,000	7,937,000
Total liabilities and shareholders’ equity	$10,453,000	$10,595,000

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	For the Three Months Ended September 30,
	2013	2012
Net sales	$2,555,000	$3,461,000
Cost of sales	1,610,000	2,225,000
Gross profit	945,000	1,236,000
Operating expenses:
Selling expenses	92,000	274,000
General and administrative expenses	457,000	608,000
Research and development costs	375,000	406,000
Total operating expenses	924,000	1,288,000
Income (loss) from continuing operations before items below	21,000	(52,000)
Other expense:
Interest expense	(2,000)	(6,000)
Total other expense	(2,000)	(6,000)
Income (loss) from continuing operations before provision for income taxes	19,000	(58,000)
Provision for income taxes	1,000	1,000
Income (loss) from continuing operations	18,000	(59,000)
Income from discontinued operations, net of provision for income taxes of nil in 2013 and $47,000 in 2012	194,000	42,000
Net income (loss)	$212,000	$(17,000)
Other comprehensive income, net of tax
Unrealized gain from marketable equity investments	56,000	—
Total other comprehensive income	56,000	—
Comprehensive income (loss)	$268,000	$(17,000)
Per share data:
Income (loss) from continuing operations
Basic	$0.00	$(0.02)
Diluted	$0.00	$(0.02)
Income from discontinued operations
Basic	$0.06	$0.01
Diluted	$0.06	$0.01
Net income (loss)
Basic	$0.06	$(0.01)
Diluted	$0.06	$(0.01)
Weighted average shares outstanding - basic	3,344,697	3,279,578
Weighted average shares outstanding - diluted	3,353,447	3,279,578

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Three Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$212,000	$(17,000)
Adjustments to reconcile net income ( loss) to net cash (used in) operating activities:
Depreciation and amortization	132,000	151,000
Gain on sale of real estate held for sale	(167,000)	—
Allowance for doubtful accounts	3,000	(6,000)
Share-based compensation	20,000	30,000
Changes in:
Accounts receivable and other current receivables	(9,000)	(212,000)
Unbilled receivables	(154,000)	—
Inventories	(139,000)	(691,000)
Prepaid expenses	18,000	20,000
Accounts payable, accrued expenses and deferred rent	(500,000)	511,000
Deferred revenue	71,000	—
Income taxes receivable and payable	1,000	42,000
Net cash used in operating activities	(512,000)	(172,000)
Cash flows from investing activities:
Purchase of investments	(228,000)	—
Purchases of equipment	—	(41,000)
Proceeds from sale of real estate held for sale	900,000	—
Proceeds from sale of equipment	6,000	—
Increase in intangibles	(17,000)	—
Net cash provided by (used in) investing activities	661,000	(41,000)
Cash flows from financing activities:
Principal payments on bank term loan	—	(774,000)
Net cash used in financing activities	—	(774,000)
Net increase (decrease) in cash	149,000	(987,000)
Cash, beginning of period	1,680,000	4,112,000
Cash, end of period	$1,829,000	$3,125,000
Supplemental Information
Cash payments for interest	$2,000	$9,000
Cash payments for income taxes	$—	$—